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ITEM 13  EXHIBITS


EXHIBIT 3.1

                              ARTICLE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             NEW VISUAL CORPORATION

     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, New Visual Corporation, a Utah corporation (the "Corporation"), files these Articles of Amendment of the Articles of Incorporation.

     1.   The name of the Corporation is New Visual Corporation.

     2. The following amendment was adopted by the shareholders of the Corporation on August 25, 2003, pursuant to the requirements of the Utah Revised Business Corporation Act. This amendment is to be effective at 12:01 a.m. on September 19, 2005. Article I of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:


                                    ARTICLE I

                                 CORPORATE NAME

     The name of the corporation (hereinafter called "Corporation") is Rim Semiconductor Company.

     3. The number of shares of common stock outstanding and entitled to vote upon such amendment was 65,879,914. The number of votes represented at the meeting was 42,112,150.

     4. The number of shares voted for the amendment set forth in paragraph 2 above was 41,970,911. The number of shares cast for the amendment was sufficient for approval of the amendment.

     5. The foregoing amendment does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

Dated September 6, 2005

                                                     NEW VISUAL CORPORATION


                                                     By::  /s/ Brad Ketch
                                                     ---------------------------
                                                     Name: Brad Ketch
                                                     Title: President